                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION


In re:

GAYLORD COMPANIES, INC.              :      Case No.   97-60560

Joint Administered With:

GAYLORD BOOK COMPANY,                :      Case No.   97-60562
GAYLORD'S, INC.,                     :      Case No.   97-60561
SAWWORTH BOOK COMPANY,               :      Case No.   97-60563
GAYLORD ENTERPRISES, INC.,           :      Case No.   97-60564
THE COOKSTORE, INC., and             :      Case No.   97-60565
THE COOKSTORE WORTHINGTON, INC.;            Case No.   97-60566

                                     :      Chapter 11

         Debtors.                    :      (Judge Caldwell)


                        AMENDED PLAN OF REORGANIZATION OF
                            GAYLORD COMPANIES, INC.,
                     THE COOKSTORE, INC., AND THE COOKSTORE
                      WORTHINGTON, INC., DATED JUNE 24,1998
                      -------------------------------------

         Gaylord Companies, Inc. ("Gaylord Companies"), The Cookstore, Inc. ("TCI") and The Cookstore Worthington, Inc. ("TCWI") (Gaylord Companies, TCI and TCWI sometimes referred to collectively as "Debtors"), Debtors and Debtors-in-Possession, hereby propose the following Plan of Reorganization pursuant to 11 U. S. C. ss. 1101 et seq.

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------
A.      Defined Terms

        When used in this Plan, the following terms shall have the meanings set forth below, unless the context otherwise requires. Such meanings shall apply equally to both the singular







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and plural forms of the defined term. Any capitalized term used but not otherwise defined in this Plan shall have the meaning given to that term in the Bankruptcy Code. Unless otherwise indicated, capitalized terms used in this Plan shall refer to the terms as defined in this Article I.

         "Administrative Expense" shall mean an actual, necessary cost or expense of preserving the Debtors' Estates incurred after the Petition Date, which is entitled to priority in this Case pursuant to sections 503(b) and 507(a)(1) of the Bankruptcy Code, including fees and expenses of Professionals pursuant to sections 330 and 331 of the Bankruptcy Code and fees, if any, due to the United States Trustee under 28 U.S.C. ss. 1930(a)(6).

         "Allowed Claim" shall mean any Claim against the Debtors' Estates to the extent that

            (i) proof of the Claim was filed with the Court within the Claims Bar Date if no objection is interposed to the Claim within any permissible or extended period of time, but only to the extent and in the amount set forth in the proof of Claim, or

            (ii) if no proof of the Claim was filed, the Claim is deemed filed pursuant to section 1111(a) of the Bankruptcy Code (the Claim is listed in the Schedules filed pursuant to section 521(l) of the Bankruptcy Code and is not listed as disputed, contingent or unliquidated), but only to the extent and in the amount set forth in the Schedules, or

            (iii) a proof of the Claim was timely filed with the Court and, if an objection to allowance of the Claim was interposed within any permissible or extended period of time, the Claim is or has been allowed by the Plan, Final Order of the Court, or written agreement or stipulation between Debtors and the claimant.


         "Allowed Secured Claim" shall mean that portion, if any, of an Allowed Claim subject to offset under section 553 of the Bankruptcy Code or fully secured by a lien, mortgage, security interest, encumbrance or other charge against property of the Estate which charge is valid, duly perfected and enforceable under applicable law, to the extent of the value, determined in accordance with section 506(a) of the Bankruptcy Code, of the Creditor's interest in the property.

         "Amelar Note" shall mean that certain demand note in the original principal amount of $30,000, as it may be amended, payable by HRAC to Amelar Investments L.L.C. or its designees, which note shall be assumed by the Reorganized Parent.

         "Assumed HRAC Obligations" shall mean the Amelar Note, the Gem Debenture and the CH Note.

         "Assumption Order" shall mean, collectively, any and all orders entered by the Court authorizing the Debtors' assumption of unexpired leases or executory contracts or both.

         "Available Cash" shall mean, with respect to the Reorganized Company as determined at the end of each fiscal year based upon the Reorganized Company's audited financial statements, an amount equal to the sum of (a) the Reorganized Company's net income after provision for income taxes for such fiscal year (and excluding intercompany income) plus (b) to the extent that any of the following previously have been deducted in determining such net income: (i) depreciation,
(ii) amortization of goodwill or other intangibles, (iii) deferred compensation,
(iv) any other non-cash charges to income and (v) the positive or negative amount, as the case may be, of the difference between consolidated working capital on the first day of the next fiscal year less projected consolidated working capital on the last day of the next fiscal year, less (c) the sum of (i) actual capital expenditures, (ii) any non-cash credits which were added in determining net income, (iii) any principal, interest or other payments made with respect to capital leases and indebtedness for borrowed money, including, without limitation, under the financing arrangements between Fremont and TCI and TCWI, and (iv) any management or advisory fees paid by the Reorganized Company. For the avoidance of doubt, it is hereby confirmed that the term "Available Cash" shall not include any income, losses or other items arising out of the

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conduct of the business of Debtors' Affiliates or the sale of the assets owned by or stock issued by any of Debtors' Affiliates.

         "Available Cash Note" shall mean the unsecured and subordinated promissory note, as it may be amended, to be issued by Reorganized Parent to Arter & Hadden (or such other person or entity selected by the Debtors) for the benefit of the holders of Allowed Unsecured Claims pursuant to Section IV hereof.

         "Avoiding Action" shall mean any action by the Debtors under sections 544, 545, 547, 548 or 550 of the Bankruptcy Code.

         "Ballot" shall mean the form distributed to each holder of an impaired Claim entitled to vote on the Plan on which an acceptance or rejection of the Plan shall be indicated.

         "Bankruptcy Code" shall mean Title 11 of the United States Code as currently in effect as well as Sections 157, 158, 1334, 1408 through 1412, and 1452 of Title 28 of the United States Code.

         "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure as currently in effect.

         "Cambridge" shall mean Cambridge Holdings, L.L.C., a limited liability company organized under the laws of the state of Delaware.

         "CH Note" shall mean that certain demand note in the original principal amount of up to $450,000, as it may be amended, payable by HRAC to Cambridge or its designees in connection

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with certain transaction costs and expenses advanced by Cambridge to HRAC, which
CH Note shall be assumed by the Reorganized Parent.

         "Case" shall mean, collectively, Case Numbers 97-60560, 97-60565 and 97-60566, commenced by voluntary petitions for relief under Chapter 11 of the Bankruptcy Code filed with the Court on November 13, 1997. The term "Case" does not include Case Numbers 97-60561 through 97-60564.

         "Claim" shall have the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

         "Claims Bar Date" shall mean (i) with respect to Claims by entities other than governmental entities, March 17, 1998 and (ii) with respect to Claims by governmental entities, May 12, 1998; each of the foregoing being the applicable bar date by which a proof of Claim was required to have been filed in the Case as established by Bankruptcy Rule 3003 or by Final Order of the Court.

         "Class A Common Stock" shall mean the Class A Common Stock, $0.01 par value per share, of the Reorganized Parent.

         "Class B Common Stock" shall mean the Class B Restricted Common Stock, $0.01 par value per share, of Reorganized Parent, each share of which shall automatically convert into one share of Class A Common Stock only after (i) the Class A Common Stock has traded at in excess of $11.57 per share for a period of no less than 20 consecutive trading days or (ii) a sale of all or substantially all the assets of Reorganized Parent, a sale of all the equity interests of Reorganized Parent or a merger or consolidation of Reorganized Parent with or into another entity in which Reorganized Parent is not the surviving entity pursuant to which the holders of Class A Common

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Stock would receive, on a fully diluted basis after giving effect to the conversion of the Class B Common Stock and any other convertible securities, consideration which exceeds $11.57 per share, in each case subject to adjustment in the event of any stock splits or similar events.

         "Confirmation" shall mean entry of the Confirmation Order.

         "Confirmation Date" shall mean the date on which the Confirmation Order is entered.

         "Confirmation Hearing" shall mean the hearing held by the Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

         "Confirmation Order" shall mean the Final Order entered by the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         "Cookstore Debtors" shall mean TCI and TCWI.

         "Court" shall mean the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division, or in the event such court ceases to exercise jurisdiction over the Case, such court or adjunct thereof that thereafter exercises jurisdiction over the Case, and any court having jurisdiction to hear appeals from any such court.

         "Creditor" shall have the meaning ascribed to it in section 101(10) of the Bankruptcy Code.

         "Debtors" shall mean, collectively, Gaylord Companies, TCI and TCWI in their corporate capacities and as Debtors and Debtors-in-Possession in the Case.

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         "Debtors' Affiliates" shall mean, collectively, all of Debtors'
affiliates, as that term is defined in section 101(2) of the Bankruptcy Code, including, without limitation, Gaylord Book Company, Gaylord's, Inc., Sawworth Book Company, and Gaylord Enterprises, Inc., the estates of which are seeking to reorganize pursuant to that certain Plan of Reorganization of United Magazine Company with Regard to Bankruptcy Estates of Debtors Gaylord Book Company, Sawworth Book Company, Gaylord's, Inc. and Gaylord Enterprises, Inc. Dated April 16, 1998 (May 1, 1998 Modification).

         "Disclosure Statement" shall mean the Amended Disclosure Statement for the Amended Plan of Reorganization of Gaylord Companies, Inc., The Cookstore, Inc. and The Cookstore Worthington, Inc. Dated June 24, 1998, as may be amended or modified from time to time.

         "Disputed Claim" means a Claim against the Estate that is not an Allowed Claim and either (a) an objection to the Claim has been filed by a party in interest; or (b) the Claim appears on a schedule of disputed claims filed by Debtors with the Court on or before the Effective Date.

         "Effective Date", unless advanced or accelerated by HRAC in its sole discretion, shall mean the later of the following dates, as calculated pursuant to Bankruptcy Rule 9006: (a) a date no later than twenty (20) days following Confirmation; (b) if an appeal from the Confirmation Order is timely filed, the first business day on which implementation of the Plan has not been stayed pending such appeal; and (c) the date on which the conditions specified in
Article VIII have been satisfied.

         "Equity Interest" shall mean any equity interest in the Debtors, including any equity security, as defined in section 101(16) of the Bankruptcy Code, common stock, preferred stock, warrants, options, puts, calls or shares, and the right or power to acquire or exercise rights with respect to the same, asserted by any person or entity.

         "Estate" shall mean, collectively, the estates of each of the Debtors created pursuant to section 541 of the Bankruptcy Code upon commencement of the Case.

         "Exit Financing Facility" shall mean the post-Effective Date term loan and working capital revolving credit financing facility for the Reorganized Company to be provided by Fremont or other lender selected by the Reorganized Company upon terms and pursuant to agreements in form and substance acceptable to Fremont (or such other lender), the Debtors and the Reorganized Company.

         "Final Decree" means a final decree entered by the Court pursuant to Bankruptcy Rule 3022.

         "Final Order" shall mean an order of a court of appropriate jurisdiction in the Case as to which (a) any appeal that has been taken has been finally determined or dismissed, or (b) the time for appeal has expired and a notice of appeal has not been timely filed.

         "Financing Order" shall mean the Final Order Authorizing The Cookstore, Inc. and The Cookstore Worthington Inc. to Obtain Secured Post-Petition Credit entered on May 6, 1998.

         "Financing Warrants" shall mean the Fremont Warrants and the Individual Warrants.

         "Fremont" shall mean Fremont Financial Corporation, a California corporation.

         "Fremont Allowed Secured Claim" shall mean the amount of Fremont's Secured Claim pursuant to the Financing Order.

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         "Fremont Senior Tranche" shall mean the Fremont Allowed Secured Claim
(excluding the HRAC Junior Tranche and the Individual Junior Tranche).

         "Fremont Warrants" shall mean the warrants that expire on June 30, 2003 to purchase Class A Common Stock at a price of $.01 per share to be issued by the Reorganized Parent to Fremont.

         "Gem Debenture" shall mean that certain Debenture by HRAC to the order of Global Strategic Holdings, Ltd. in the principal amount of up to $300,000 with a maturity date of October 1, 1998.

         "General Secured Claim" shall mean any Claim, to the extent reflected in the Schedules or a proof of claim as a Secured Claim, which is secured by a lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

         "Greenfield" shall mean Greenfield Commercial Credit, L.L.C.

         "HRAC" shall mean Home Retail Acquisition Corp., a Delaware corporation.

         "HRAC Advisory Agreement" shall mean the Advisory Agreement, as amended, between Cambridge and the Debtors under the Term Sheet (which Advisory Agreement has been assigned by Cambridge to HRAC) pursuant to which HRAC agreed to act as an advisor to the Debtors and the Debtors agreed to pay to HRAC, among other things, $30,000 per month for such services.

         "HRAC Junior Tranche" shall mean the junior tranche of the Fremont Allowed Secured Claim that HRAC purchased from Fremont pursuant to those certain Subordinated, Last-out Participation Agreements between Fremont and HRAC in an amount not less than $250,000, as amended, restated, modified and supplemented.

         "Individual Junior Participants" shall mean any or all of the persons (other than HRAC) who are party to one or more of those certain Subordinated, Last-Out Participation Agreements each dated as of April 28, 1998 with Fremont, as amended, restated, modified and supplemented.

         "Individual Junior Tranche" shall mean the junior tranche of the Fremont Allowed Secured Claim in the collective amount of $250,000 which were purchased from Fremont pursuant to those certain Subordinated, Last-Out Participation Agreements each dated as of April 28, 1998 between each of the Individual Junior Participants and Fremont, as amended, restated, modified and supplemented.

         "Individual Warrants" shall mean the warrants, expiring June 30, 2003 to purchase Class A Common Stock at a price of $4.00 per share to be issued by the Reorganized Parent to the Individual Junior Participants.

         "Ingram" shall mean Ingram Book Company, a division of Ingram Industries, Inc.

         "IRS" shall mean the Department of the Treasury, Internal Revenue Service.

         "Merger" shall mean the merger of HRAC into Gaylord Companies pursuant to the Merger Agreement.

         "Merger Agreement" means the Merger Agreement and Plan of Recapitalization dated June __, 1998, between HRAC and Gaylord Companies.

         "New Securities" shall mean, collectively, Class A Common Stock, Class B Common Stock, New Warrants, Financing Warrants and Available Cash Note.

         "New Warrants" shall mean the warrants, expiring October 30, 1998, to purchase Class A Common Stock at the initial exercise price of $11.57 per share to be issued to the holders of Allowed Equity interests in Class 9 pursuant to
Article IV hereof The New Warrants shall be redeemable for $.05 per Warrant in the event the Class A Common Stock has traded at $12.00 per share for a period of no less than 20 consecutive trading days.

         "Other Equity Interests" shall mean all Equity Interests in the Debtors other than the holders of common stock of Gaylord Companies.

         "Petition Date" shall mean November 13, 1997, the date Debtors commenced the Case.

         "Plan" shall mean this Amended Plan of Reorganization of Gaylord Companies, Inc., The Cookstore, Inc. and The Cookstore Worthington, Inc. dated June 24, 1998, proposed by Debtors, as may hereafter be amended or modified.

         "Priority Claim" shall mean any Claim, other than a Claim for Administrative Expense, entitled to priority under section 507(a) of the Bankruptcy Code.

         "Priority Tax Claim" shall mean any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

         "Professional" shall mean any and all attorneys, accountants, appraisers, consultants, or other persons retained by or on behalf of Debtors pursuant to order of the Court.

         "Record Date" means the business day that is five days after the Confirmation Date.

         "Reorganized Company" shall mean, collectively, Reorganized Parent and the Reorganized Cookstore Companies.

         "Reorganized Cookstore Companies" shall mean the Cookstore Debtors as reorganized under this Plan.

         "Reorganized Parent" shall mean the surviving entity Home Retail Holdings, Inc. (f/k/a Gaylord Companies, Inc.), the successor in interest following the Merger.

         "Schedules" shall mean the schedules filed by Debtors with the Clerk of the Court pursuant to Bankruptcy Rule 1007, as may be modified or amended from time to time.

         "Substantial Consummation" shall have the meaning ascribed to it in 11 U.S.C. ss. 1101(2).

         "Term Sheet" shall mean that certain Term Sheet entered into by and between the Debtors and Cambridge dated February 26, 1998, as approved by the Court pursuant to the Court's Order Granting Debtor's Motion for Authority to Enter Into and Perform Term Sheet, as amended, entered in the Case on or about March 6, 1998.

         "Term Sheet Transaction" shall mean the transactions described in and contemplated by the Term Sheet.

         "Unclassified Claims" shall mean Claims described in Article 11 and
Section III(E) of this Plan.

         "Unsecured Claim" means any Claim that is neither secured by property of the Estate nor entitled to priority under section 507 or other applicable provision of the Bankruptcy Code.

         "Unsecured Creditor" shall mean any Creditor that is the holder of an Unsecured Claim.

B.       Undefined Terms

         Unless otherwise indicated, terms used in this Plan that are defined in the Bankruptcy Code and not in this Plan have the meanings ascribed to such terms in the Bankruptcy Code. The rules of construction contained in this Bankruptcy Code and Bankruptcy Rules apply to this Plan.

                                   ARTICLE II
                                   ----------

                           TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS
                     --------------------------------------

A.       Administrative Expense Claims

         1. In General. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, and except as provided in Section II(A)(2) and (3) below, each holder of an Allowed Administrative Expense Claim shall receive cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that (1) Allowed Administrative Expense Claims representing liabilities or other obligations incurred in the ordinary course of business by the Debtors shall be paid in full (and any such other obligations shall be performed) by the Reorganized Company in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions and (2) any Claim for Administrative Expense held or asserted by an entity against the bankruptcy estate(s) of the Debtors' Affiliates shall not be impaired hereby, and any such claim for Administrative Expenses held or asserted against such other estate(s) shall be reduced by the amount paid to such entity pursuant to the terms of the Plan.

         2. Professional Compensation and Expense Reimbursement Claims. All entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date within 30 days after the Effective Date and (b) if granted such an award by the Court, shall be paid in full in such amounts as are allowed by the Court (i) on the later of the Effective Date or the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Debtors or, on and after the Effective Date, the Reorganized Company. All professional fees for services rendered in connection with the Case and the Plan after the Confirmation Date, including, without limitation, those relating to the occurrence of the Effective Date and the resolution of Disputed Claims, shall be paid by the Reorganized Company upon receipt of an invoice or on such other terms as the Reorganized Company may agree to, without the need for further Court authorization or entry of a Final

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Order, absent an objection by the Reorganized Company. In the event the
Reorganized Company objects to such fees, the matter shall be resolved by the Bankruptcy Court upon motion of such professional.

         3. Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid on the later of the Effective Date or such other date as specified in invoices therefor received by the Debtors or Reorganized Company.

B.       Priority Tax Claims

         Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized Company (a) cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 7%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Court to provide the holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                                  ARTICLE III
                                  -----------

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS
                  ---------------------------------------------

         As described in Article V(D) hereof and in the Disclosure Statement, effective on the Effective Date, HRAC shall be merged into Gaylord Companies. Gaylord Companies shall be the sole surviving entity of the merger, and shall be Reorganized Parent hereunder. In addition, TCI and TCWI shall be substantively consolidated with Gaylord Companies only for, purposes of distributions under the Plan. Accordingly, allowed Claims against and Equity Interests in any one or more of the estates of Gaylord Companies, TCI and TCWI are classified in this Plan as if there were a single Estate, although TCI and TCWI shall maintain their separate existence.

         All Allowed Claims are placed in the classes set forth below, or, where applicable, are treated as Unclassified Claims as discussed in Articles II and III(E) of this Plan. Unless expressly provided otherwise, an Allowed Claim that is properly included in more than one class is in a class to the extent it meets the description of such class and is in a different class to the extent it meets the description of such different class.

A.       Secured Claims

         Class 1:  Fremont, as sole owner of the Fremont Senior Tranche.

         Class 2:  HRAC, as owner of the HRAC Junior Tranche.

         Class 3: Individual Junior Participants, as owners of the Individual Junior Tranche.

         Class 4: holders of all other Allowed Secured Claims whose Claims are not included in Classes 1, 2 or 3.

B.       Priority Claims

         Class 5: the Allowed Claims of Unsecured Creditors entitled to priority pursuant to sections 507(a)(3) or 507(a)(4) of the Bankruptcy Code.

C.       Unsecured Claims

         Class 6: the unsecured Allowed Claim of any Creditor not included in any other class, including, without limitation, the "deficiency" portion of any Allowed Secured Claims, but not including Unclassified Claims treated elsewhere in the Plan.

D.       Equity Interests

         Class 7: the Equity Interests of holders of common shares of Gaylord Companies.

         Class 8: the Equity Interests of holders of preferred shares of Gaylord Companies.

         Class 9: the Equity Interests of holders of warrants for the purchase of common shares of Gaylord Companies.

         Class 10: all other Equity Interests in the Debtors not included in Class 7, 8 or 9.



E.       Unclassified Claims

         Section 1123(a)(1) of the Bankruptcy Code provides that certain Claims, including Claims for Administrative Expenses for unpaid post-Petition Date goods and services (Bankruptcy Code section 507(a)(1) Claims) and Claims for Allowed Unsecured Claims of governmental units (Bankruptcy Code Section 507(a)(8) Claims), shall not be designated into classes. The Unclassified Claims described herein are treated in Article II of the Plan.

                                   ARTICLE IV
                                   ----------

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS
                    ----------------------------------------

         Allowed Claims in the following classes shall receive the following treatment in complete satisfaction of all such Allowed Claims.

         Class 1: Class 1 is unimpaired by the Plan. Consequently, Fremont is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         On the Effective Date, all outstanding obligations due to Fremont under the Financing Order shall be either (x) repaid in full in cash or (y) repaid pursuant to the Exit Financing Facility such that Fremont shall receive from the Reorganized Company, in complete satisfaction of the Fremont Senior Tranche, the full amount of the Fremont Senior Tranche either (i) in cash on the Effective Date, or (ii) as may otherwise be agreed by and between Fremont, HRAC, and the Debtors or the Reorganized Company. In addition, Fremont shall receive in connection with the Exit Financing Facility Fremont Warrants exercisable to purchase 92,595 shares of Class A Common Stock at the exercise price of $.01 per share. The Debtors acknowledge and agree that the obligation of Fremont to extend the Exit Financing Facility is subject to the terms of the commitment letter dated March 26, 1998 to Cambridge and that the terms of the Plan shall not affect or modify the obligation of Fremont to extend the Exit Financing Facility.

         Class 2: Class 2 is impaired by the Plan. Consequently, HRAC shall be entitled to vote to accept or reject the Plan.

         On the Effective Date, HRAC shall be merged into Gaylord Companies, as more fully described in Article V below. In consideration for the contribution of HRAC and the merger of HRAC with Gaylord Companies, and in complete satisfaction of the HRAC Junior Tranche and any amounts owed to HRAC prior to the Confirmation Date on account of the HRAC Advisory Agreement, the shareholders of HRAC shall receive on the Effective Date 1,383,684 shares of Class A Common Stock of Reorganized Parent which, on the Effective Date giving effect to the exercise of the New Warrants and before the exercise of any Financing Warrants, shall be equal to eighty percent (80%) of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of Reorganized Parent. In addition the Reorganized Parent will assume the liabilities of HRAC under the Assumed HRAC Obligations.

         Class 3: Class 3 is unimpaired by the Plan. Consequently, each holder of an Allowed Claim in Class 3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         On the Effective Date, all outstanding obligations due to the Individual Junior Participants and the security interests granted to the holders of such Claims shall be restructured as a subordinated loan facility in an amount equal to the outstanding amount of the Individual Junior Tranche and such holders otherwise will be rendered unimpaired. In partial consideration for the restructure of such obligations, each holder of an Allowed Claim in Class 3 shall also receive its pro rata percentage of the Individual Warrants exercisable for 29,261 shares of Class A Common Stock of the Reorganized Parent at the exercise price of $4.00 per share.

         Class 4: Class 4 is unimpaired by the Plan. Consequently, each holder of an Allowed General Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         At the sole option of Reorganized Company, (i) an Allowed General Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (ii) a holder of an Allowed General Secured Claim shall receive cash in an amount equal to such Allowed General Secured Claim, including any interest on such Allowed General Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such General Secured Claim becomes Allowed, or as soon thereafter as is practicable, or (iii) a holder of an Allowed General Secured Claim shall receive the collateral securing its Allowed General Secured Claim and any interest on such Allowed General Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction thereof on the later of the Effective Date and the date such General Secured Claim becomes Allowed, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Allowed General Secured Claims, if any exist, are not altered by the Plan.

         Class 5: Class 5 is unimpaired by the Plan. Consequently, each holder of an Allowed Claim in Class 5 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         Each holder of an Allowed Claim in Class 5 shall receive cash in an amount equal to such Allowed Claim on the later of the Effective Date or the date such Allowed Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

         Class 6: Class 6 is impaired by the Plan. Consequently, each holder of an Allowed Claim in Class 6 shall be entitled to vote to accept or reject the Plan.

         On the Effective Date, each holder of an Allowed Claim in Class 6 shall receive from Reorganized Parent in complete satisfaction of the Allowed Claim, the following:

            (i) An amount equal to its pro rata share, as compared to all other holders of Allowed Claims in Class 6, of the Available Cash Note. Pursuant to the Available Cash Note, distributions shall be made by Reorganized Parent from Available Cash in the maximum amount of $30,000 per year for five (5) years beginning on

            January 30, 1999 and continuing on each January 30 through January 30, 2003, so long as Reorganized Parent has Available Cash. To the extent that there is insufficient Available Cash to pay any installment with respect to the Available Cash Note, then Reorganized Parent's obligation to make such installment payment for that year shall be extinguished.

            (ii) Shares of Class A Common Stock in Reorganized Parent in an amount equal to such holder's pro rata share, as compared to all other holders of Allowed Claims in Class 6, of eight percent (8%) of the issued and outstanding Class A Common Stock and Class B Common Stock of Reorganized Parent on the Effective Date giving effect to the exercise of the New Warrants and before the exercise of the Financing Warrants. Such shares of Class A Common Stock shall not be transferable until the earlier of six months after the Effective Date or the closing date of a registered public offering by the Reorganized Parent. Holders of such shares shall have the right for six months after the Effective Date to register such shares for sale in a registered public offering; provided that if any such holder determines not to include such shares in such a registered public offering, such holder shall be obliged to agree to any lock-up requested by any underwriter of such public offering. If such registered public offering is underwritten, holders who wish to register such shares must sell such shares on the basis provided in any underwriting arrangements and execute any documents reasonably required in connection with such underwriting arrangements.

         Class 7: Class 7 is impaired by the Plan. Consequently, each holder of an Allowed Equity Interest in Class 7 shall be entitled to vote to accept or reject the Plan.

         Following the conversion of Other Equity Interests to common shares of Gaylord Companies as provided for in Class 10 below and after the merger of HRAC with and into the Gaylord Companies, the common shares of Gaylord Companies shall be extinguished, and the holders of an Allowed Equity Interest in Class 7 shall receive their pro rata share of the number of shares of Class B Common Stock equal to eight per cent (8%) of the number of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of Reorganized Parent as of the Effective Date giving effect to the exercise of the New Warrants and before the exercise of the Financing Warrants.

         Class 8: Class 8 is impaired by the Plan. Consequently, each holder of an Allowed Equity Interest in Class 8 shall be entitled to vote to accept or reject the Plan.

         All issued and outstanding shares of preferred stock in Gaylord Companies as of the Effective Date shall be converted to common stock of Gaylord Companies. Following the merger of HRAC with the Gaylord Companies, such common shares of Gaylord Companies shall be extinguished and the holders of Allowed Equity Interests in Class 8 shall receive their pro rata share of the number of shares of Class B Common Stock equal to four percent (4%) of the number of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of Reorganized Parent as of the Effective Date giving effect to the exercise of the New Warrants and before the exercise of the Financing Warrants.

         Class 9: Class 9 is impaired by the Plan. Consequently, each holder of an Allowed Equity Interest in Class 9 shall be entitled to vote to accept or reject the Plan.

         All outstanding warrants for the purchase of common shares of Gaylord Companies shall be deemed cancelled and become null and void (without further act or action by any party).

52,573 New Warrants at the exercise price, of $11.57 shall be distributed pro rata to the holders of Allowed Claims in Class 9. The New Warrants shall not be exercisable or transferable until six months after the Effective Date.

         Class 10: Class 10 is impaired by the Plan. Consequently, each holder of an Allowed Equity Interest in Class 10 shall be entitled to vote to accept or reject the Plan.

         All Equity Interests in the Debtors not treated in Class 7, 8 or 9 hereof shall be converted, pursuant to the terms of the applicable agreement (be it a put, or other applicable right, including without limitation, any right to issue new warrants), to preferred or common shares of Gaylord Companies, as provided in such agreement or, at the option of the holder of any Class 10 Equity Interest, extinguished. If converted to preferred shares of Gaylord Companies, the interests of the holder of such shares then shall be subject to the further conversion provided for holders of Equity Interests in Class 8 hereof. If converted to common shares of Gaylord Companies, the interests of the holder of such shares then shall be subject to the treatment provided for holders of Equity Interests in Class 7 hereof.

                                   ARTICLE V
                                   ---------

                      MEANS FOR IMPLEMENTATION OF THE PLAN
                      ------------------------------------

A.       Distributions Provided for in the Plan

         Payments under the Plan shall be funded from any cash or property held, received or obtained by the Debtors and/or the Reorganized Company, from loans made or capital contributed by, or arranged through the efforts of, Fremont, HRAC, the Individual Junior Participants or certain other parties, or from funds generated by the Reorganized Company's future operations, at the sole option of the Reorganized Company. On the Effective Date, the Debtors and/or Reorganized Company will cause to be available for distribution shares of Class A and Class B Common Stock of Reorganized Parent.

B.       Exit Financing Facility

         On or prior to the Effective Date, the Debtors or Reorganized Company, as the case may be, shall enter into the Exit Financing Facility. On and after the Effective Date, the Reorganized Company shall be deemed to have assumed, without any action or execution of any document, all obligations arising under the Exit Financing Facility. As partial consideration for providing the Exit Financing Facility, Fremont or such other lender providing the Exit Financing Facility shall receive Fremont Warrants as provided in Article IV of the Plan.

C.       Subordinated Loan Facility

         On or prior to the Effective Date, the Debtors or Reorganized Company, as the case may be, shall enter into a subordinated loan facility with the Individual Junior Participants or other lenders designated by the Debtors or Reorganized Company, in the aggregate original principal amount equal to Individual Junior Tranche. As partial consideration for providing such subordinated loan facility, the Individual Junior Participants shall receive Individual Warrants as provided in Article IV of the Plan.

D.       Merger of HRAC and Gaylord Companies

         Effective on the Effective Date, HRAC shall be merged into Gaylord Companies. Gaylord Companies shall be the sole surviving entity of the merger, and shall be Reorganized Parent hereunder pursuant to the terms of the Merger Agreement.

E.       Issuance of New Securities

         1. On the Effective Date, the authorized capital stock of Reorganized Parent will consist of 20,000,000 shares of Class A Common Stock, par value $0.01 per share, 154,951 shares of Class B Restricted Common Stock, par value $0.01 per share and one million (1,000,000) shares of Serial Preferred Stock, par value $0.01 per share.

         2. The issuance of the following securities and notes by Reorganized Parent is hereby authorized without further act or action under applicable law, regulation, order or rule except to the extent expressly set forth in this Plan:

            (1)  1,522,034 shares of Class A Common Stock;

            (2) 175,429 shares of Class A Common Stock to be reserved until such time as the Class B Common Stock converts to Class A Common Stock pursuant to the terms of this Plan;

            (3) 154,951 shares of Class A Common Stock to be reserved until such time as the holders of the New Warrants, the Fremont Warrants and the Individual Warrants exercise such warrants;

            (4) 180,000 shares of Class A Common Stock to be reserved in connection with any employee equity incentive plans as may be instituted by the Reorganized Company in its discretion;

            (5)  154,951, shares of Class B Common Stock;

            (6)  52,573 New Warrants;

            (7)  92,595 Fremont Warrants;

            (8)  29,261 Individual Warrants; and

            (9)  Available Cash Note;


         3. The shares of Class A Common Stock issued pursuant to this Plan shall be subject to dilution arising from the issuance of shares by Reorganized Parent of Class A Common Stock as may be authorized or required, from time to time, by operation or exercise of the New

Warrants and Financing Warrants, conversion of the Class B Common Stock to Class A Common Stock and such other issuances of Class A Common Stock by Reorganized Parent as may be directed by the Board of Directors of Reorganized Parent from time to time in accordance with Reorganized Parent's bylaws and certificate of incorporation.

         4. On the Effective Date, Reorganized Parent shall (i) issue an aggregate of 1,383,684 shares of Class A Common Stock to the shareholders of HRAC and 138,350 shares of Class A Common Stock to the holders of Allowed Claims in Class 6; (ii) issue an aggregate of 85,777 shares of Class B Common Stock to the holders of Allowed Claims in Class 7 and issue an aggregate of 69,174 shares of Class B Common Stock to the holders of Allowed Claims in Class 8; (iii) issue 52,573 New Warrants; (iv) issue 121,856 Financing Warrants; (v) reserve for the issuance of 175,429 shares of Class A Common Stock to effectuate the provisions of the New Warrants and Financing Warrants; (vi) reserve for the issuance of 154,951 shares of Class A Common Stock upon conversion of the Class B Common Stock; (vii) reserve for the issuance of 180,000 shares of Class A Common Stock in connection with any employee equity incentive plans as may be instituted by the Reorganized Company in its discretion; (viii) issue the Available Cash Note; and (ix) assume the Assumed HRAC Obligations. All shares of Class A and Class B Common Stock to be issued pursuant to this Plan shall be, upon issuance, fully paid and non-assessable and shall be subject to dilution as set forth in Article IV hereof, and the holders thereof shall have no preemptive or other rights to subscribe for additional shares.

F.       Cancellation and Surrender of Existing, Securities and Agreements

         1. On the Effective Date, the promissory notes, share certificates, bonds and other instruments evidencing any Claim, except to the extent contrary to and not consistent with the treatment of the Fremont Allowed Secured Claim, and the Allowed General Secured Claims, pursuant to Article IV hereof, or Equity Interest, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

         2. Each holder of a promissory note, share certificate, bond or other instrument evidencing a Claim, except to the extent contrary to and not consistent with the treatment of the Fremont Allowed Secured Claim and the Allowed General Secured Claims pursuant to Article IV hereof, or Equity Interest, shall surrender such promissory note, share certificate, bond or instrument to Reorganized Parent, unless such requirement is waived by Reorganized Parent. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, share certificate, bond or instrument is received by Reorganized Parent or the unavailability of such promissory note, share certificate, bond or instrument is established to the reasonable satisfaction of Reorganized Parent or such requirement is waived by Reorganized Parent. The Reorganized Parent may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, share certificates, bonds or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Parent. Any holder that fails within the later of one year after the Effective Date and the date of Allowance of its Claim or Equity Interest (i) if possible, to surrender or cause to be surrendered such promissory note, share certificate, bond or instrument; (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Parent and (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Parent, shall be deemed to have forfeited all rights, claims and causes of action against the Debtors and Reorganized Parent and shall not participate in any distribution hereunder. Notwithstanding the foregoing, the Debtors and Reorganized Parent shall be deemed to waive the requirements of this Section V(F) as to any holder whose Claim is expressly Allowed pursuant to the Confirmation Order.

G.       Continuation of Bankruptcy Injunction or Stays

         All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

H.       Reverting of Assets

         (a) The property of the Estates shall revert to the Reorganized Company on the Effective Date.

         (b) From and after the Effective Date, the Reorganized Company may operate the Debtors' business, shall have full authority to incur and pay post-Petition Date and post-Confirmation Date obligations, and may use, acquire and dispose of property, free of any restrictions imposed under the Bankruptcy Code.

         (c) As of the Effective Date, all property of the Debtors and Reorganized Company shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan.

         (d) As of the Effective Date, the Reorganized Company shall have the right to compromise Claims without further Court order.

I.       General Release of Liens

         Except as otherwise provided in the Plan, in the treatment of the Individual Junior Tranche or in the Exit Financing Facility, or in any contract, instrument, indenture or other agreement or document created in connection with the Plan or the implementation thereof, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against property of the Estates are hereby released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests will revert to Reorganized Company or the Debtors as applicable, and the successors and assigns thereof.

J.       Compensation and Benefit Programs

         All employment and severance practices and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated either as executory contracts under the Plan pursuant to Article VI hereof or as permitted under applicable non-bankruptcy law.

K.       Retiree Benefits

         Payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits, subject to any and all fights of the Debtors under applicable law. Notwithstanding the foregoing, the Debtors intend to reject the Supplemental Executive Retirement Program of Gaylord Companies on or before the Confirmation Date.

L.       Breaches

         In the event any of the Debtors or the Reorganized Company breaches any of its obligations under this Plan, the Debtors and the Reorganized Company shall have sixty (60) days from the receipt of written notice of such breach from the holder of an Allowed Claim to sure such breach.

M.       Pre-Payment of Allowed Claims

         In the event the Debtors or the Reorganized Company is able to pre-pay any Allowed Claim, the Debtors and the Reorganized Company shall have the absolute right, in their sole discretion, to pre-pay all or a portion of any class of Allowed Claims at any time, so long as each claimant in the class is paid the same proportional amount. Any prepayment shall be without penalty.

N.       Bylaws and Amended Certificates of Incorporation

         The respective bylaws and certificates of incorporation of the Reorganized Company shall be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy

Code, subject to further amendment of such certificate of incorporation and bylaws as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors or the Reorganized Company.

O.       Corporate Action

         The following is hereby deemed to be authorized and approved in all respects, without any requirement or further action by the stockholders or directors of the Debtors or Reorganized Company, as if such actions had been taken by unanimous action of the stockholders and directors of the Debtors or the Reorganized Company, as applicable: (i) the adoption of the Reorganized Company's bylaws and certificate of incorporation, (ii) the initial selection of directors and officers of Reorganized Company, (iii) the distribution of cash and the issuance and distribution of New Securities, (iv) the approval of the Merger, (v) the ratification of the Merger Agreement and (vi) all other corporate action to be taken or required by the Debtors or Reorganized Company, as applicable, to effectuate the Plan and all agreements and transactions provided for or contemplated by the Plan.

                                   ARTICLE VI
                                   ----------

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
              -----------------------------------------------------

A.       Assumption or Rejection of Executory Contracts and Unexpired Leases

         On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected by the Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contract or unexpired lease that is the subject of a separate motion to assume filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order, (ii) executory contracts and unexpired leases listed on Exhibit E to the Disclosure Statement, and (iii) all executory contracts or unexpired leases assumed under this Plan or by order of the Bankruptcy Court entered before the Confirmation Date and not subsequently terminated pursuant to an order of the Bankruptcy Court. The Debtors reserve the right to amend, alter or modify Exhibit E at any time prior to the Confirmation Hearing. The Debtors will provide notice of any amendments to Exhibit E to the parties to the executory contracts or unexpired leases affected thereby.

B.       Cure of Defaults

         Except as may otherwise be agreed to by the parties, within 60 days after the Effective Date, the Reorganized Company shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Company's liability with respect thereto, or as may otherwise be agreed to by the parties.

C. Bar Date for Filing Proofs of Claims Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan

         Claims based on executory contracts or unexpired leases that were rejected on or prior to the Claims Bar Date that were not filed by that date shall be disallowed and forever barred. Claims arising out of the rejection of an executory contract or unexpired lease designated for rejection under the Plan must be filed with the Court and served upon the Debtors or Reorganized Company or as otherwise may be provided in the Confirmation Order by no later than 30 days after the notice of entry of an order approving such rejection. Any Claims not filed within such time will be forever barred from assertion against the Debtors, their Estates, the Reorganized Company and their property, and the holders thereof shall not be entitled to any distribution under this Plan or otherwise from the Debtors or Reorganized Company. Claims required to be filed pursuant to a Final Order entered prior to the Confirmation Date shall be forever barred and disallowed if not filed within the time specified in such Final Order. Unless otherwise ordered by the Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

                                  ARTICLE VII
                                  -----------

                   SUBSTANTIVE CONSOLIDATION FOR PLAN PURPOSES
                   -------------------------------------------

A.       Substantive Consolidation for Plan Purposes

         Except as expressly provided in the Plan, the Debtors and each Reorganized Company shall continue to maintain their separate corporate existence for all purposes other than the treatment of Claims under the Plan. This Plan shall serve as a motion seeking entry of an order substantively consolidating the Estates of the Debtors. Pursuant thereto, on the Effective Date, (i) all intercompany Claims by and among the Debtors shall be eliminated;
(ii) all assets and liabilities of the Debtors shall be merged and treated as though they were merged; (iii) all prepetition guarantees, indemnifications or similar financial assurances of or assumptions by one Debtor of any obligation of another Debtor shall be eliminated; (iv) any obligation of any Debtor and all guarantees or assumptions, indemnifications or similar financial assurances thereof by one or more of the Debtors shall be deemed to be one obligation of the consolidated Debtors; provided, however, that where one or more of the Debtors that is an obligor has been released of its obligations by operation of applicable law or agreement, each Debtor shall be deemed released; (v) any Claims filed or to be filed or scheduled respecting any such obligation shall be deemed one Claim against the consolidated Debtors; and (vi) each and every Claim filed in the individual chapter 11 case of any of the Debtors shall be deemed filed against the consolidated Debtors in the consolidated Case and shall be deemed a single obligation of all of the Debtors under the Plan. On the Confirmation Date, but subject to the occurrence of the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor or of any other party shall be discharged, released and of no further force and effect; provided, however, that nothing herein shall affect the obligations of each of the Debtors under the Plan.

B.       Order Granting Substantive Consolidation

         Unless an objection to substantive consolidation is made in writing by any Creditor affected by the Plan as herein provided on or before the date that is fixed by the Court as the last date on which acceptances to this Plan may be received, or such other date as may be fixed by the Court, the cases shall be substantively consolidated by the Court as provided in the Confirmation Order. In the event any such objections are timely filed, a hearing with respect thereto shall be scheduled by the Court, which hearing may, but need not, coincide with the hearing to consider confirmation of the Plan.

                                  ARTICLE VIII
                                  ------------

                        CONFIRMATION AND EFFECTIVE DATE
                        -------------------------------

A.       Conditions Precedent to Effectiveness

         The Plan shall not become effective until the following conditions precedent shall have occurred:

         1. The Confirmation Order shall have been entered and shall contain the following provisions:

            (a) except with respect to an entity that is an underwriter as defined in Bankruptcy Code section 1145(b), section 5 of the Securities Act of 1933 (15 U.S.C. Section 77(d)), or any state or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in securities, does not apply to the transactions provided for in this Plan; provided, however, that in the event the Court should refuse to enter a Confirmation Order that is deemed to include such a finding, the Debtors shall have the option of withdrawing the Plan or proceeding without the Bankruptcy Code section 1145 qualification, and

            (b) acceptance of the Plan has been made in good faith and in compliance with the applicable provisions of the Bankruptcy Code as contemplated by section 1125(e) of the Bankruptcy Code.

         2. There shall be no stay in effect with respect to the Confirmation Order;

         3. The Reorganized Company shall have credit available under the Exit Financing Facility to provide the Reorganized Company with financing sufficient to meet its cash obligations under the Plan and its business requirements as of and after the Effective Date;

         4. All actions, documents and agreements necessary to implement shall have been effected or executed and delivered; and

         5. Each of the Plan documents and the New Securities shall have been effected or executed and delivered.

                                   ARTICLE IX
                                   ----------

                              OBJECTIONS TO CLAIMS
                              --------------------

         The Debtors and the Reorganized Company shall be entitled to file objections to proofs of claim at any time prior to the closing of the Case. Notwithstanding any other provision of the Plan specifying a date or time for payment or distributions, payments and distributions in respect of any Claim which as of such date is disputed, unliquidated, or contingent shall not be made until such Claim becomes an Allowed Claim whereupon such payments and distributions shall be made promptly or as otherwise provided for in the Plan. In the event that, at the time a payment is to be made to holders of Claims in a specific class, a Claim that would otherwise be a Claim in that class remains disputed, unliquidated or contingent, the Reorganized Company shall reserve from its distribution to said class an amount estimated to be sufficient to pay the amount of such disputed, unliquidated and contingent Claims. The Reorganized Company shall distribute the appropriate amount to the holder of such disputed, unliquidated and contingent Claims at such time, if any, as those Claims become Allowed Claims.

                                   ARTICLE X
                                   ---------

                           PROVISIONS REGARDING VOTING
                        AND DISTRIBUTIONS UNDER THE PLAN
                        --------------------------------

A.       Voting of Claims

         Each holder of an Allowed Claim in an impaired Class which retains or receives property under the Plan shall be entitled to vote separately to accept or reject the Plan and indicate such vote on a duly executed and delivered Ballot as provided in such order as is entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court.

B.       Nonconsensual Confirmation

         If any impaired Class entitled to vote shall not accept the Plan by the requisite statutory majorities provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Debtors and the Reorganized Company reserve the right (a) to undertake to have the Court confirm the Plan under section 1129(b) of the Bankruptcy Code and (b) to amend the Plan to the extent necessary to obtain entry of the Confirmation Order.

C.       Method of Distributions Under the Plan

         1. In General. Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by the Reorganized Company to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Record Date, unless the Debtors or Reorganized Company have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or notice of transfer of claim filed by such holder that provides an address for such holder different from the address reflected on the Schedules.

         2. Distributions of Cash. Any payment of cash made by the Reorganized Company pursuant to the Plan shall be made by check drawn on a domestic bank.

         3. Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a business day shall be made on the next succeeding business day.

         4. Fractional Cents. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in the case of .50 or less and rounding up in the case of more than .50).

         5. Fractional Shares, New Warrants, Financing Warrants. No fractional shares of Class A Common Stock, Class B Common Stock or fractional New Warrants, Fremont Warrants, Individual Warrants or cash in lieu thereof shall be distributed under the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a number of shares of Class A Common Stock, Class B Common Stock, Fremont Warrants, Individual Warrants or New Warrants that is not a whole number, the actual distribution of shares of Class A Common Stock, Class B Common Stock, Fremont Warrants, Individual Warrants or New Warrants shall be rounded up to the nearest whole number. The total number of shares of Class A Common Stock, Class B Common Stock, Fremont Warrants, Individual Warrants or New Warrants to be distributed to a Class of Claims shall be adjusted as necessary to account for the rounding provided in this Section XC5.

         6. Unclaimed Distributions. Any distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in the Reorganized Company and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred.

         7. Distributions to Equity Interest Holders as of the Record Date. As of the close of business on the Record Date, the transfer ledgers (for Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Equity Interests. Debtors and Reorganized Company shall have no obligation to recognize any transfer of any Equity Interests occurring after the Record Date. Debtors and Reorganized Company shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan) with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

                                   ARTICLE XI
                                   ----------

            PROVISIONS REGARDING RELEASES, INJUNCTIONS AND DISCHARGE
            --------------------------------------------------------

A.       Injunction

         The Confirmation Order shall provide for, and shall operate as, an injunction against the commencement or continuation of any action to collect, recover, or offset from any of the Debtors or the Reorganized Company, or any property of any of the Debtors or the Reorganized Company, any Claim or Equity Interest that is treated in this Plan except as otherwise permitted by this Plan or by Final Order of the Court. The Court shall have jurisdiction to determine and award damages for any violation of the injunction provided for in this Plan or the Confirmation Order, including, without limitation, compensatory damages, professional fees, expenses and costs, and exemplary damages for any willful violation of the injunction.

B.       Discharge of Debtors

         Except as otherwise expressly provided in section 1141 of the Bankruptcy Code or the Plan, the distributions made pursuant to and in accordance with the applicable terms and conditions of the Plan are in full and final satisfaction, settlement, release and discharge as against the Debtors of any debt that arose before the Effective Date and any debt of a kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code and all Claims and Equity Interests of any nature, including, without limitation, any interest accrued thereon from and after the Petition Date, whether or not (i) a proof of Claim or Equity Interest based on such debt, obligation or equity interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is Allowed under section 502 of the Bankruptcy Code or (iii) the holder of such Claim or Equity Interest, has accepted the Plan.

                                  ARTICLE XII
                                  -----------

                           MANDATORY PLAN PROVISIONS;
                      COMPLIANCE WITH LOCAL BANKRUPTCY RULE
                      -------------------------------------

A.       Prohibition on Issuance of Nonvoting Equity Securities

         The Debtors' charters shall, and is hereby deemed (i) to provide that nonvoting equity securities in the Debtors may not be issued, and (ii) to provide, as to the classes of security possessing voting power, for an appropriate distribution of such power among the classes, including, in the case of any class of equity securities having a preference over another class with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in payment of such dividends.

B.       Post-Confirmation Reports

         Pursuant to the terms of Local Bankruptcy Rule 3020-2, six (6) months after entry of the Confirmation Order, or within such other time as the Court may direct, the Reorganized Company, or such other party as the Court may designate, shall file and serve, pursuant to Local Bankruptcy Rules 9013-3 and 3020-2, a report setting forth the actions taken and progress made toward consummation of the Plan until the Final Decree is entered. Thereafter any Creditor may request information regarding disbursement under the Plan from Debtors or the Reorganized Company in writing.

                                  ARTICLE XIII
                                  ------------

                            RETENTION OF JURISDICTION
                            -------------------------

         After Confirmation and until entry of a Final Order under section 350 of the Bankruptcy Code, the Court shall retain and have exclusive jurisdiction and authority for all purposes as allowed under the Bankruptcy Code and other applicable law including, without limitation, proceedings that relate to:

         (a) to hear and determine any and all objections to the allowance of any Claims or any controversies as to the classification of any Claims; provided that only Debtors and the Reorganized Company may file objections to Claims;

         (b) to hear and determine any and all applications by Professionals for compensation and reimbursement of expenses;

         (c) to hear and determine any and all pending applications for the rejection and disaffirmance of executory contracts and unexpired leases, and fix and allow any Claims resulting therefrom;

         (d) to liquidate any Disputed Claims;

         (e) to enforce the provisions of the Plan, including the injunction, exculpation and releases provided for in the Plan;

         (f) to hear and determine any and all applications, adversary proceedings, contested matters and litigated matters;

         (g) to enable the Debtors to prosecute any and all proceedings which have been or may be brought prior to the Effective Date to set aside liens or encumbrances and to recover any transfers, assets, properties, or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any federal, state, or local laws;

         (h) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out its purpose and the intent of the Plan;

         (i) to determine any Claim or liability to a governmental unit which may be asserted as a result of the transactions contemplated herein;

         (j) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 364, 505 and 1146 of the Bankruptcy Code; and

         (k) to determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the provisions of the Bankruptcy Code.

         Whether or not a Final Order closing this Case has been entered pursuant to section 350 of the Bankruptcy Code, following Substantial Consummation the Court shall retain concurrent jurisdiction only to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or the Confirmation Order, as may be necessary to carry out the purposes and intent thereof. For the avoidance of doubt, following Substantial Consummation of the Plan the Court shall not retain jurisdiction with respect to the Exit Financing Facility.

                                  ARTICLE XIV
                                  -----------

                                  MISCELLANEOUS
                                  -------------

A.       Provisions Applicable to All Claims

         The payment, distributions and other treatments provided in respect of each Allowed Claim pursuant to the terms of this Plan shall be in complete satisfaction, discharge and release of each such Claim or Equity Interest, unless otherwise specifically provided herein.

B.       Reservation of Debtors' Rights

         Unless otherwise specifically provided in this Plan, neither the filing of nor Confirmation of this Plan shall be interpreted or deemed to waive Debtors' rights under the Bankruptcy Code or other applicable, law to assert any cause of action or to otherwise seek relief, including pursuant to any Avoiding Action against any person or entity.

C.       Effectuating Documents and Further Transactions

         Each of the Debtors or Reorganized Company, as the case may be, is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

D.       Exemption from Transfer Taxes

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

E.       Exculpation

         None of the Debtors, the Reorganized Debtors, the Creditors' Committee, Cambridge, HRAC nor any of their respective members, officers, directors, employees, advisors or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Company, the Creditors' Committee, Cambridge, HRAC and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

F.       Amendment or Modification of the Plan

         Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder. The Debtors may, without notice to holders of Claims or Equity Interests insofar as it does not materially and adversely affect the interests of any such holders, correct any defect or omission in this Plan and any exhibit hereto, in the Disclosure Statement and any exhibit thereto or in any other document in connection with this Plan or the Disclosure Statement.

G.       Severability

         In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision hereof.

H.       Revocation or Withdrawal of the Plan

         The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtors or any other party or to prejudice in any manner the fights of the Debtors or any party in any further proceedings involving the Debtors.

I.       Binding Effect

         The provisions of this Plan shall bind the Debtors, the Reorganized Company, the Creditors, and any successor or assign including a Chapter 7 or Chapter 11 trustee, and shall bind any person or entity asserting a Claim against any of the Debtors or the Estate, and any person or entity asserting an Equity Interest in any of the Debtors, whether or not the Claim or Equity Interest is impaired Under this Plan, and whether or not such person or entity has accepted the Plan.

Columbus, Ohio
Dated: June 24, 1998


                                    Gaylord Companies, Inc.


                                    /s/ John D. Critser
                                    -----------------------------------
                                    By: John D. Critser
                                        Its: President



                                    The Cookstore, Inc.


                                    /s/ John D. Critser
                                    -----------------------------------
                                    By: John D. Critser
                                        Its: President



                                   The Cookstore Worthington, Inc.


                                   /s/ John D. Critser
                                   -----------------------------------
                                   By: John D. Critser
                                       Its: President

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION


In re:

GAYLORD COMPANIES, INC.              :      Case No.   97-60560

Joint Administered With:

GAYLORD BOOK COMPANY,                :      Case No.   97-60562
GAYLORD'S, INC.,                     :      Case No.   97-60561
SAWWORTH BOOK COMPANY,               :      Case No.   97-60563
GAYLORD ENTERPRISES, INC.,           :      Case No.   97-60564
THE COOKSTORE, INC., and             :      Case No.   97-60565
THE COOKSTORE WORTHINGTON, INC.;            Case No.   97-60566

                                     :      Chapter 11

         Debtors.                    :      (Judge Caldwell)


            NOTICE OF ERRATA IN THE AMENDED DISCLOSURE STATEMENT AND
           AMENDED PLAN OF REORGANIZATION OF GAYLORD COMPANIES, INC.,
            THE COOKSTORE, INC. AND THE COOKSTORE WORTHINGTON, INC.,
                               DATED JUNE 24, 1998


TO:  All Creditors, Equity Security Holders and Parties In Interest


         On June 24, 1998, Gaylord Companies, Inc., The Cookstore, Inc. and The Cookstore Worthington, Inc, (collectively, the "Debtors") filed an Amended Plan of Reorganization (the "Amended Plan") and an Amended Disclosure Statement (the "Amended Disclosure Statement'). Upon further review, the Debtors have discovered the following errors in the Amended Disclosure Statement and Amended Plan.

         (1) Page 35 of the Amended Disclosure Statement and page 19 of the Amended Plan, in the discussion of the treatment of Class 7 Equity Interest Holders, should be amended as follows (new text in bold face, removed text bracketed):

                           ... the common shares of Gaylord Companies shall be extinguished, and the holders of an Allowed Equity Interest in Class 7 shall receive their pro rata share of 85,777 shares of Class B Common Stock [equal to eight percent (8%) of the number of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of Reorganized Parent as of the Effective Date giving effect to the exercise of the New Warrants and before the exercise of the Financing Warrants.]

                  The documents should state that the holders of Class 7 Equity Interests will receive their pro rata shares of 85,777 shares of Class B Common Stock. This is equal to approximately five percent (5%) rather than eight percent (8%) of the number of issued and outstanding shares of Class A Common Stock and Class B Common Stock of the Reorganized Parent after the Effective Date giving effect to the exercise of the new Warrants and before the exercise of the Financing Warrants. This is currently reflected at page 47 of the Amended Disclosure Statement and page 23 of the Amended Plan.

         (2) On page 9 of the Amended Plan, the definition of "New Warrants" should state that the warrants expire October 30, 1999 rather than October 30, 1998.

         (3) On page 22 of the Amended Plan, section V.E.2.(2) should read as follows:

                           174,429 shares of Class A Common Stock to be reserved until such time as the holders of the New Warrants, the Fremont Warrants and the Individual Warrants exercise such warrants.

         (4) On page 23 of the Amended Plan section V.E.2.(3) should read as follows:

                           154,951 shares of Class A Common Stock to be reserved until such time as the Class B Common Stock converts to Class A Common Stock pursuant to the terms of this Plan.

Dated:  July 2, 1998


                                   Respectfully submitted,




                                   /s/ Daniel R. Swetnam
                                   --------------------------------------
                                   Daniel R. Swetnam (0011022)
                                   Victoria E. Powers (0054589)
                                   Schottenstein, Zox & Dunn, L.P.A.
                                   41 South High Street, Ste. 2600
                                   Columbus, Ohio 43215
                                   (614) 462-2700
                                   Case Attorneys for the Debtors



                             CERTIFICATE OF SERVICE
                             ----------------------

         The undersigned hereby certifies that a copy of the foregoing Notice of Errata in the Amended Disclosure Statement and Amended Plan of Reorganization of Gaylord Companies, Inc., The Cookstore, Inc. and The Cookstore Worthington, Inc., Dated June 24, 1998 was served upon Nick V. Cavalieri, Esq., Arter & Hadden, One Columbus, 10 W. Broad Street, Columbus, Ohio 43215, counsel for the Official Committee of Unsecured Creditors, and to all creditors, equity security holders and other parties in interest upon which the Amended Disclosure Statement and Amended Plan dated June 24, 1998 were served, by depositing the same with the U. S. Postal Service, regular U. S. mail, postage pre-paid, this 2nd day of July, 1998.



                                   /s/ Daniel R. Swetnam
                                   -----------------------------------------
                                   Daniel R. Swetnam







                                       3